Exhibit 10.1

[Urologix letterhead]

December 29, 2008

Dear [Stryker Warren, Jr./Greg Fluet]:

Although your employment is “at will” and may be terminated by you or Urologix at any time for any reason, Urologix has agreed to provide you with a particular severance pay benefit following a Change in Control in the event your employment is terminated without Cause, or by you for Good Reason. Terms not otherwise defined in this letter (the “Letter Agreement”) shall have the meaning given such terms on Schedule 1, which is incorporated herein by reference.

Specifically, we have agreed as follows:

1. Change in Control. If a Change in Control shall occur and your employment is terminated without Cause, or by you for Good Reason, within twelve months of a Change in Control, Urologix shall pay you a severance payment in cash in a single sum sixty (60) days of the date of termination equal to [150%/100%] of the sum of your annual target compensation (base salary and bonus) in effect on such date. For purposes of this Letter Agreement, “termination of employment” shall be interpreted consistent with the term “separation from service” within the meaning of Treas. Reg. §1.409A-1(h). In addition, Urologix shall continue the health, dental and life insurance benefits substantially similar to those you are receiving or are entitled to receive prior to your termination for a period of [eighteen (18)/twelve (12)] months. You shall pay the employee’s share of the premiums for such benefits.

2. Arbitration. All disputes or claims arising out of or in any way related to this Letter Agreement, including the making of this Letter Agreement, shall be submitted to and determined by final and binding arbitration under the Rules of the American Arbitration Association. Arbitration proceedings may be initiated by either of us upon notice to the other and to the American Arbitration Association, and shall be conducted by three arbitrators under the Rules of the American Arbitration Association in Minneapolis, Minnesota, unless we agree to have the person or persons to serve as arbitrators within thirty (30) days of delivery of the list of proposed arbitrators by the American Arbitration Association, then, at the request of either of us, the three arbitrators shall be selected at the discretion of the American Arbitration Association.

3. Entire Agreement. This Letter Agreement constitutes our entire agreement and supersedes the [June 24, 2008/July 14, 2008] letter agreement and all prior discussions, understandings and agreements with respect to the severance benefits which Urologix has agreed to provide to you. This Letter Agreement shall be governed and construed by the laws of the State of Minnesota and may be amended only in writing signed by both of us.

4. Successors. This Letter Agreement shall not be assignable, in whole or in part, by you. This Letter Agreement shall be binding upon and inure to the benefit of Urologix and its successors and assigns and upon any person acquiring, by merger, consolidation, purchase of assets or otherwise, all or substantially all of the assets and business of Urologix, and the successor shall be substituted for Urologix under this Letter Agreement.

December 29, 2008

5. Compliance with Code §409A. It is the intention of the parties that this Letter Agreement be exempt from Code §409A to the greatest extent possible. Accordingly, all provisions herein shall be construed and interpreted consistent with that intent, but that, to the extent any payment constitutes nonqualified deferred compensation, Urologix shall amend any such provision pertaining to such payment to comply with Code §409A and the regulations thereunder, in the least restrictive manner necessary without any diminution in the value of the payments to you. Notwithstanding the foregoing, if on the date of your “separation from service” (within the meaning of Treas. Reg. §1.409A-1(h)), you are a “specified employee” within the meaning of Treas. Reg. §1.409-1(i), then payment of any amount under this Agreement that constitutes nonqualified deferred compensation shall be delayed until the earlier of (i) the first day of the seventh month following your separation from service, (ii) the first date on which such payment would not be non-deductible as a result of Section 162(m) of the Code, or (iii) your death. In the event any such payment is so delayed, the amount of the first payment shall be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided.

If this Letter Agreement accurately sets forth our agreement and understanding in regard to these matters, will you please sign this Letter Agreement where indicated below and return the executed letter to me for our files. A separate copy is enclosed for your records.

UROLOGIX, INC.

By:
Its:

READ AND AGREED:

[Stryker Warren, Jr./Gregory Fluet]

SCHEDULE 1

Definition of “Cause”:

1. The failure by you to use your best efforts to perform the material duties and responsibilities of your position or to comply with any material policy or directive Urologix has in effect from time to time.

2. Any act on your part which is harmful to the reputation or business of Urologix, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Urologix employee.

3. A material breach of your fiduciary responsibilities to Urologix, such as embezzlement or misappropriation of Urologix funds or properties.

4. Your indictment for, conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation.

Definition of “Change in Control”:

Change in Control of Urologix shall mean a change in control which would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Urologix is then subject to such reporting requirement, including without limitation, if:

(a)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Urologix representing 20% or more of the combined voting power of Urologix’ then outstanding securities;

(b)	there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this Letter Agreement, constituted the Board of Directors of Urologix; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

(c)	Urologix disposes of at least 75% of its assets, other than to an entity owned 50% or greater by Urologix or any of its subsidiaries.

Definition of “Good Reason”:

Good Reason shall mean, without your express written consent, any of the following:

(a)	a material diminution of your authority, duties or responsibilities with respect to your position immediately prior to the Change in Control, or

(b)	a material reduction in your base compensation as in effect immediately prior to the Change in Control;

(c)	a material reduction in the authority of the person to whom you report (or a change in your reporting directly to the Board of Directors, if applicable);

(d)	a material change in the geographic location at which you must perform services for Urologix; and

(e)	any other action or inaction that constitutes a material violation of this Agreement by Urologix;

provided that no such termination for Good Reason shall be effective unless: (i) you provide written notice to the Chair of the Board of Directors of the existence of a condition specified in paragraphs (a) through (e) above within 90 days of the initial existence of the condition; (ii) Urologix does not remedy such condition within 30 days of the date of such notice; and (iii) you terminate your employment within 90 days following the last day of the remedial period described above.